Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

The Executive Employment Agreement effective February 22, 2018 by and between Justin Dearborn and Tribune Publishing Company, LLC (“Agreement”) is hereby amended in the following manner:

1.                                      A new subsection (f) is added to Section 8 of the Agreement as follows:

(f)                                   Notwithstanding the preceding and without limitation on Section 9, if the review and revocation period for the Waiver following Executive’s termination of employment by the Company without Cause occurs in calendar year 2019, the aggregate amount set forth in Section 8(c)(x) shall be paid in substantially equal installments as salary continuance throughout the remainder of calendar year 2019 (with such payments commencing on the first payroll at least 5 business days after the revocation period for the Waiver expires) rather than in a lump sum and the Executive shall continue to vest in equity awards through the end of calendar year 2019 as though the Executive had continued in employment through the end of calendar year 2019.

2.                                      In all other respects the Agreement, as amended, shall continue in effect.

Justin Dearborn	Tribune Publishing Company, LLC

/s/ Justin Dearborn	By:	/s/Julie K. Xanders

Name: Julie K. Xanders

Its: Secretary

Date: January 17, 2019	Date: January 17, 2019